Amendment to Supply of Services Agreement between Zenosense, Inc. and Ksego Engineering, SL dated December 5, 2013

1.
Zenosense, Inc (the “Company”) is actively seeking funds to continue the development of its lung cancer and MRSA products. The Company has also been offered the opportunity to participate, by providing funding, in the development of immunoassay technology platform, initially targeting a PoC device for the rapid diagnosis of cardiac illnesses (“MIDS”).

2.
The Company believes that it can raise the necessary capital to participate in the MIDS project, of which our Chief Executive Officer (“CEO”) will be play a pivotal role as a Commercial Director. The commercial intention will be to attract a large global player to partner with at an early stage.

3.
Our CEO remains unpaid in an amount of $64,867 for the y/e December 2015, and approximately $25,000 to date in 2016, the Company having insufficient funds to pay and relying on his goodwill and forbearance.

4.
To retain and compensate our CEO who is vital to the continuing operations of the Company and to raise funds, the Board of Directors believe it is in the interests of the Company to modify the terms of his employment contract paid through Ksego Engineering, SL. (“Ksego”) This current contract provides for a base salary and additional compensation equal to 10% of the net sales generated from the Development and Exclusive License Agreement entered in December, 2013.

5.
The Company wishes to modify the current contract to provide for (a) a similar additional compensation equal to 10% of the revenue received by Zenosense Inc.    from MIDS Medical Limited as a result of any future commercialization of the prospective MIDS project (“Compensation”); and (b) a right for Ksego to assign all or part of this Compensation as it sees fit without the approval of the Company.

Therefore, the Board of Directors of the Company hereby resolve to amend the Supply of Services Agreement between the Company and Ksego to include the Compensation and the right of assignment.

Date: August 12, 2016

__________________

Name: Carlos Gil
Position: Director